Exhibit 21

                            TREX MEDICAL CORPORATION

                         Subsidiaries of the Registrant

    At October 31, 1997, Trex Medical Corporation owned the following companies:

                                            State of             Registrant's
                                            Jurisdiction or      % of
    Name                                    Incorporation        Ownership
    ----------------------------------------------------------------------
    Bennett X-Ray Corporation               New York             100

      Bennett International Corporation     U.S. Virgin Islands  100

      Eagle X-Ray, Inc.                     New York             100

      Island X-Ray Incorporated             New York             100

    Continental X-Ray Corporation           Delaware             100

    Thermo Lorad F.S.C. Inc.                U.S. Virgin Islands  100

    XRE                                     Delaware             100